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                                                                  Exhibit 21.1

                        SUBSIDIARIES OF GLOBESPAN, INC.

NAME                                                STATE OF ORGANIZATION
----                                                ---------------------
GlobeSpan International Corp.                       Delaware
GlobeSpan International Sales Corp.                 Delaware